Exhibit 99.1

Pro Forma Financial Information

Moneyflow Systems International Inc.

Proforma Condensed Consolidated

Balance Sheet (Unaudited)

July 31, 2004 and September 30, 2004

	Moneyflow Systems
	International Inc.	Interglobe
	Excluding Intercash POS	Investigation
	Systems, LTD	Services, Inc.	Adjustments		Proforma

ASSETS
Cash and cash equivalents	$38,184	$4,465	$0		$42,649
Accounts and contracts receivable,
net of allowance for doubtful accounts	36,667	10,963	0		47,630
Unbilled completed work	0	3,057	0		3,057
Intercompany loans	212,091	0	0		212,091
Inventories	136,942	0	0		136,942
Prepaid expenses and other current assets	14,899	282	0		15,181

TOTAL CURRENT ASSETS	438,783	18,767	0		457,550

PROPERTY PLANT AND EQUIPMENT,
NET OF ACCUMULATED
DEPRECIATION	47,719	60	0		47,779

OTHER ASSETS
Investment in Interglobe Investigation Services, Inc.	0	0	162,500	(1)
			(162,500)	(2)	0
Goodwill	0	0	158,601	(2)	158,601

TOTAL OTHER ASSETS	0	0	158,601		158,601

TOTAL ASSETS	$486,502	$18,827	$158,601		$663,930

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$49,357	$14,928	$0		$64,285
Note payable, automobile, current	3,358	0	0		3,358
Capital lease payable, current	1,958	0	0		1,958
Other current liabilities	15,671	0	0		15,671

TOTAL CURRENT LIABILITIES	70,344	14,928	0		85,272

LONG-TERM DEBT	12,644	0	0		12,644

TOTAL LIABILITIES	82,988	14,928	0		97,916

STOCKHOLDERS' EQUITY	403,514	3,899	162,500	(1)
			(3,899)	(2)	566,014

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$486,502	$18,827	$158,601		$663,930

See Notes to Proforma Consolidated Financial Statements (Unaudited).

Moneyflow Systems International Inc.

Proforma Condensed Consolidated Statement of Income (Unaudited)

For the Nine Months Ended July 31, 2004 and September 30, 2004

	Moneyflow Systems
	International Inc.	Interglobe
	Excluding Intercash	Investigation
	POS Systems, LTD	Services, Inc.	Adjustments	Proforma

REVENUES	$622,609	$93,722	$0	$716,331

COST OF SALES	155,699	7,413	0	163,112

GROSS PROFIT	466,910	86,309	0	553,219

WRITE-OFF OF OBSOLETE INVENTORY	6,108	0	0	6,108
SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES	498,216	81,686	0	579,902

TOTAL COSTS AND EXPENSES	504,324	81,686	0	586,010

INCOME (LOSS) FROM OPERATION	(37,414)	4,623	0	(32,791)

OTHER INCOME (EXPENSE)	(2,586)	(367)	0	(2,953)

INCOME (LOSS) BEFORE CORPORATE
INCOME TAXES	(40,000)	4,256	0	(35,744)

CORPORATION INCOME TAX	0	0	0	0

NET INCOME (LOSS)	($40,000)	$4,256	$0	($35,744)

EARNINGS PER SHARE	($0.02)			($0.02)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING	1,803,700			1,803,700

See Notes to Proforma Consolidated Financial Statements (Unaudited).

Moneyflow Systems International Inc.

Pro Forma Condensed Consolidated Statement of Income (Unaudited)

For the Year Ended October 31, 2003 and December 31, 2003

	Moneyflow Systems
	International Inc.	Interglobe
	Excluding Intercash	Investigation
	POS Systems, LTD	Services, Inc.	Adjustments	Proforma

REVENUES	$927,995	$115,487	$0	$1,043,482

COST OF SALES	302,561	7,612	0	310,173

GROSS PROFIT	625,434	107,875	0	733,309

WRITE-OFF OF OBSOLETE INVENTORY	7,341	0	0	7,341
SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES	669,541	101,107	0	725,968

TOTAL COSTS AND EXPENSES	676,882	101,107	0	733,309

INCOME (LOSS) FROM OPERATION	(51,448)	6,768	0	(44,680)

OTHER INCOME (EXPENSE)	(3,132)	(858)	0	(3,990)

INCOME (LOSS) BEFORE CORPORATE
INCOME TAXES	(54,580)	5,910	0	(48,670)

INCOME TAXES	0	0	0	0

NET INCOME (LOSS)	($54,580)	$5,910	$0	($48,670)

EARNINGS PER SHARE	($0.03)			($0.03)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING	1,803,700			1,803,700

See Notes to Proforma Consolidated Financial Statements (Unaudited).

Moneyflow Systems International

Notes to Pro Forma Condensed Consolidated

Financial Statements (Unaudited)

NOTE 1 – The pro forma adjustments to the condensed consolidated balance sheet are as follows:

(1)

To reflect the acquisition of Interglobe Investigation Services, Inc. through the issuance of 650,000 shares of common stock, which was valued at the market value of the stock at the date of acquisition, for a total of $162,500.

(2)

To allocate the purchase price of Interglobe Investigation Services, Inc. The purchase price was allocated to goodwill, as Interglobe Investigation Services, Inc. did not own any tangible assets.